Zumiez Inc. Reports March 2011 Sales Results

Net Sales Increased 15.1% to $41.2 Million; March 2011 Comparable Store Sales Increased 8.9%

EVERETT, WA -- (Marketwire - April 06, 2011) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended April 2, 2011 increased 15.1% to $41.2 million, compared to $35.8 million for the five-week period ended April 3, 2010. The Company's comparable store sales increased 8.9% for the five-week period, versus a comparable store sales increase of 13.2% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of April 2, 2011 we operated 404 stores, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200